EXHIBIT 10.1
May 8, 2007
To: Harris Corporation
1025 West NASA Blvd
Melbourne, Florida 32919
From: Bank of America, N.A.
c/o Banc of America Securities LLC
9 West 57th Street, 40th Floor
New York, NY 10019
Telephone: 212-583-8373
Facsimile: 415-835-2514
          Re:     Enhanced Overnight Share Repurchase
Ladies and Gentlemen:
     SECTION 1. Initial Shares.
     Bank of America, N.A. (the “Seller”) will sell to Harris Corporation, a Delaware corporation (the “Company”), and the Company will purchase from the Seller for settlement on May 9, 2007 (the “Purchase Date”), 3,440,599 shares (the “Initial Shares”) of common stock, par value $1.00 per share, of the Company (the “Common Stock”) at a purchase price (the “Purchase Price”) equal to the number of the Initial Shares multiplied by $49.41. Such sale shall be effected in accordance with the Seller’s customary procedures.
     SECTION 2. Definitions.
     As used in this Letter Agreement, the following terms shall have the following meanings:
     “Averaging Period” means the period of consecutive Trading Days commencing on May 9, 2007 and ending on June 29, 2007; provided that the Seller may, in its absolute discretion, accelerate the last day of the Averaging Period to any Trading Day on or after June 1, 2007 upon written notice to the Company (it being understood that such notice may be given on the same date that the Seller elects to be the last day of the Averaging Period, but for the avoidance of doubt, may not be given after such date).
     “Average Purchase Price” means the arithmetic average of the Daily Average Prices for all Trading Days during the Averaging Period.
     “BAS” means Banc of America Securities LLC.

     “Calculation Agent” means BAS.
     “Common Stock” has the meaning specified in Section 1.
     “Company” has the meaning specified in Section 1.
     “Daily Average Price” means (i) for any Trading Day in the Averaging Period, the Reported VWAP for such Trading Day minus $0.31 or (ii) for any Trading Day in the Valuation Period, the dollar volume weighted average price per share of Common Stock for that Trading Day based on transactions executed by the Seller or its designated affiliate during that Trading Day in connection with the settlement of this Letter Agreement.
     “Designee” has the meaning specified in Section 16.
     “Exchange” means, at any time, the principal national securities exchange or automated quotation system, if any, on which the Common Stock is listed or quoted at such time.
     “Exchange Act” means the Securities Exchange Act of 1934, as amended.
     “Federal Funds Rate” means, for any day, the rate on such day for Federal Funds, as published by Bloomberg and found by pressing the following letters “FEDSOPEN” followed by pressing the <Index> key and pressing the following letters “HP” followed by pressing the <Go> key; provided that if any such day is not a New York Banking Day, the Federal Funds Rate for such day shall be the Federal Funds Rate for the immediately preceding New York Banking Day.
     “Initial Shares” has the meaning specified in Section 1.
     “ISDA Definitions” means the 2002 ISDA Equity Derivatives Definitions, as published by the International Swaps and Derivatives Association, Inc.
     “Make-Whole Payment Shares” has the meaning specified in Section 5(c).
     “Maximum Deliverable Number” means 10,000,000 shares of Common Stock, subject to adjustment pursuant to Section 7(a).
     “Merger Event” has the meaning specified in the ISDA Definitions. For purposes of the ISDA Definitions, the Shares are shares of Common Stock, the Issuer is the Company, the Merger Date shall be deemed to be the Announcement Date and the final Valuation Date shall be deemed to be the last day of the Averaging Period.
     “New York Banking Day” means any day except for a Saturday, Sunday or a day on which the Federal Reserve Bank of New York is closed.
     “Payment Shares” means Restricted Payment Shares or Make-Whole Payment Shares.
     “Potential Adjustment Event” has the meaning specified in the ISDA Definitions, except that subclause (iii) thereof shall be deleted. For purposes of the ISDA Definitions, the Shares are shares of Common Stock and the Issuer is the Company.
     “Private Placement Agreement” has the meaning specified in Section 6(a)(iii).
     “Purchase Date” has the meaning specified in Section 1.

     “Purchase Price” has the meaning specified in Section 1.
     “Refund Shares” has the meaning specified in Section 5(a)(i)(A).
     “Regulation M” means Regulation M under the Exchange Act.
     “Remaining Scheduled Days” means the scheduled number of Trading Days remaining in the Averaging Period or the Valuation Period as of the time of any suspension of the Averaging Period or the Valuation Period, as the case may be.
     “Reported VWAP” means, for any Trading Day, the Rule 10b-18 dollar volume weighted average price per share of Common Stock for that Trading Day as reported on Bloomberg Page “HRS.N <Equity> AQR SEC” (or any successor thereto), or, in the event such price is not so reported on such Trading Day for any reason, as determined by the Calculation Agent.
     “Repurchase Cost” means the product of (i) the Average Purchase Price multiplied by (ii) the number of Initial Shares.
     “Requirements” has the meaning specified in Section 3(b).
     “Restricted Payment Shares” has the meaning specified in Section 5(a)(ii).
     “Restricted Share Amount” means the quotient of (i) the absolute value of the Settlement Amount divided by (ii) the Restricted Share Value of a Restricted Payment Share.
     “Restricted Share Value” means, with respect to any Restricted Payment Shares or Make-Whole Payment Shares, 95% of the value thereof per share to the Seller, determined by the Calculation Agent.
     “Rule 10b-18” means Rule 10b-18 under the Exchange Act.
     “Securities Act” means the Securities Act of 1933, as amended.
     “Seller” has the meaning specified in Section 1.
     “Seller’s Short Position” means, at any time, the number of shares of Common Stock constituting the Seller’s theoretical net short position in relation to the transactions contemplated by this Letter Agreement at such time, as determined by the Calculation Agent.
     “Settlement Amount” means an amount equal to (i) the Purchase Price minus (ii) the Repurchase Cost.
     “Settlement Balance” has the meaning specified in Section 5(c).
     “Settlement Day” means any day that is not a Saturday, a Sunday or a day on which banking institutions or trust companies in The City of New York are authorized or obligated by law or executive order to close. A Settlement Day “corresponds” to a Trading Day if it is the day for settlement of regular way transactions for equity securities entered into on the Exchange on that Trading Day.

     “Share Amount” means, for any Trading Day, the quotient of (i) the product of (A) the Valuation Fraction multiplied by (B) the absolute value of the Settlement Amount, divided by (ii) the Daily Average Price for that Trading Day.
     “Tender Offer” has the meaning specified in the ISDA Definitions. For purposes of the ISDA Definitions, the Issuer is the Company.
     “Trading Day” means any day (i) other than a Saturday, a Sunday or a day on which the Exchange is not open for business, (ii) during which trading of any securities of the Company on any national securities exchange has not been suspended and (iii) during which there has not been, in the Calculation Agent’s judgment, a material limitation in the trading of Common Stock.
     “Valuation Fraction” means a fraction, the numerator of which is one and the denominator of which is the number of Trading Days in the Valuation Period.
     “Valuation Period” means, in the case of settlement pursuant to Section 5(a)(i)(A), the period commencing on the first Trading Day immediately following the later to occur of (i) the last day of the Averaging Period and (ii) the day on which the Seller receives the Company’s notice pursuant to Section 5(a), and in the case of settlement pursuant to Section 5(a)(ii)(A), the period commencing on the first Trading Day immediately following the last day of the Averaging Period. The number of Trading Days in the Valuation Period shall be determined by the Seller in its discretion and notified to the Company by the Seller prior to the commencement of the Valuation Period. Without limiting the generality of Section 3(b), in the case of settlement pursuant to Section 5(a)(i)(A), the number of Trading Days in the Valuation Period shall be a number of Trading Days that the Seller reasonably expects, based on information provided to the Seller by the Company and readily available market information, will result in Share Amounts for each Trading Day during the Valuation Period that will be less than or equal to the maximum number of shares of Common Stock that the Company could have purchased on such Trading Day in compliance with the conditions set forth in Rule 10b-18. For the avoidance of doubt, if the Company elects either to receive a cash payment pursuant to Section 5(a)(i)(B) or make a cash payment pursuant to Section 5(a)(ii)(B), there will be no Valuation Period.
     SECTION 3. Seller Purchases.
     (a) The Initial Shares may be sold short to the Company. It is understood that during the Averaging Period the Seller may purchase shares of Common Stock in connection with this Letter Agreement, which shares may be used to cover all or a portion of such short sale and, if the Settlement Amount is greater than zero, during the Valuation Period the Seller will purchase shares of Common Stock to fulfill its obligations to deliver Refund Shares to the Company pursuant to Section 5. Such purchases will be conducted independently of the Company. The timing of such purchases by the Seller, the number of shares purchased by the Seller on any day, the price paid per share of Common Stock pursuant to such purchases and the manner in which such purchases are made, including without limitation whether such purchases are made on any securities exchange or privately, shall be within the absolute discretion of the Seller. The Seller shall use commercially reasonable efforts to effect such purchases of Common Stock in a manner that would, if the Seller were the Company or an affiliated purchaser of the Company, be subject to the provisions contained in Rule 10b-18(b)(1), (2) and (3). It is the intent of the parties that this transaction comply with the requirements of Rule 10b5-1(c)(1)(i)(B) of the Exchange Act, and the parties agree that this Letter Agreement shall be interpreted to comply with the requirements of Rule 10b5-1(c). Without limiting the generality of the preceding sentence, the Company acknowledges and agrees that (A) the Company does not have, and shall not attempt to exercise, any influence over how, when or whether the Seller effects any purchases of Common Stock in connection with this Letter Agreement, (B) during the period beginning on (but excluding) the date of this Letter Agreement and ending on the last day of the Valuation Period, if any, neither the Company nor its officers or employees shall, directly or indirectly, communicate any material non-public information regarding the Company or the Common Stock to any employee of the Seller or its affiliates responsible for trading the Common Stock in connection with the transactions contemplated hereby, who currently include the individuals specified in Annex A hereto, (C) the Company is entering into this Letter Agreement in good faith and not as part of a plan or scheme to evade compliance with federal securities laws including, without limitation, Rule 10b-5 promulgated under the Exchange Act and (D) the Company will not enter into or alter a corresponding hedging transaction with respect to the Common Stock. The Company also acknowledges and agrees that any amendment, modification, waiver or termination of this Letter Agreement must be effected in accordance with the requirements for the amendment or termination of a “plan” as defined in Rule 10b5-1(c) under the Exchange Act. Without limiting the generality of the foregoing, any such amendment, modification, waiver or termination shall be made in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b-5 under the Exchange Act, and no such amendment, modification, waiver or termination shall be made at any time at which the Company is aware of any material nonpublic information regarding the Company or the Common Stock.
     (b) In the event that the Seller, in its discretion, determines that it is appropriate with regard to any legal, regulatory or self-regulatory requirements or related policies and procedures (whether or not such requirements, policies or procedures are imposed by law or have been voluntarily adopted by the Seller, and including without limitation Rule 10b-18, Rule 10b-5, Regulation 13D-G and Regulation 14E under the Exchange Act, “Requirements”), for the Seller to refrain from purchasing Common Stock or to purchase fewer than the number of shares of Common Stock that the Seller would otherwise purchase on any Trading Day during the Averaging Period or, if the Settlement Amount is greater than zero, the Valuation Period, then the Seller may, in its discretion, elect that the Averaging Period or the Valuation Period, as the case may be, be suspended as appropriate with regard to any Requirements. The Seller shall notify the Company upon the exercise of the Seller’s rights pursuant to this Section 3(b) and shall subsequently notify the Company on the day the Seller believes that the circumstances giving rise to such exercise have changed. If the Averaging Period or the Valuation Period is suspended by the Seller pursuant to this Section 3(b), at the end of such suspension the Seller shall determine the number of Trading Days remaining in the Averaging Period or the Valuation Period, as the case may be, which number shall not exceed the Remaining Scheduled Days as of the time of such suspension.
     (c) The Company agrees that neither the Company nor any of its affiliates or agents shall take any action that would cause Regulation M to be applicable to any purchases of Common Stock, or any security for which the Common Stock is a reference security (as defined in Regulation M), by the Company or any of its affiliated purchasers (as defined in Regulation M) during the Averaging Period or, if the Settlement Amount is greater than zero, the Valuation Period.
     (d) The Company shall, at least one day prior to the first day of the Averaging Period, notify the Seller of the total number of shares of Common Stock purchased in Rule 10b-18 purchases of blocks pursuant to the once-a-week block exception contained in Rule 10b-18(b)(4) by or for the Company or any of its affiliated purchasers during each of the four calendar weeks preceding the first day of the Averaging Period and during the calendar week in which the first day of the Averaging Period occurs (“Rule 10b-18 purchase”, “blocks” and “affiliated purchaser” each being used as defined in Rule 10b-18), which notice shall be substantially in the form set forth as Appendix B hereto.

     (e) From the date hereof through the last day of the Averaging Period or, if the Settlement Amount is greater than zero, through the last day of the Valuation Period, the Company shall (i) notify the Seller prior to the opening of trading in the Common Stock on any day on which the Company makes, or expects to be made, any public announcement (as defined in Rule 165(f) under the Securities Act) of any merger, acquisition, or similar transaction involving a recapitalization relating to the Company (other than any such transaction in which the consideration consists solely of cash and there is no valuation period), (ii) promptly notify the Seller following any such announcement that such announcement has been made, and (iii) promptly deliver to the Seller following the making of any such announcement a certificate indicating (A) the Company’s average daily Rule 10b-18 purchases (as defined in Rule 10b-18) during the three full calendar months preceding the date of the announcement of such transaction and (B) the Company’s block purchases (as defined in Rule 10b-18) effected pursuant to paragraph (b)(4) of Rule 10b-18 during the three full calendar months preceding the date of the announcement of such transaction. In addition, the Company shall promptly notify the Seller of the earlier to occur of the completion of such transaction and the completion of the vote by target shareholders. The Company acknowledges that any such public announcement may cause the Averaging Period or Valuation Period, as the case may be, to be suspended pursuant to Section 3(b). Accordingly, the Company acknowledges that its actions in relation to any such announcement or transaction must comply with the standards set forth in Section 3(a).
     SECTION 4. Company Purchases.
     Without the prior written consent of the Seller, the Company shall not, and shall cause its affiliates and affiliated purchasers (each as defined in Rule 10b-18) not to, directly or indirectly (including, without limitation, by means of a cash-settled or other derivative instrument) purchase, offer to purchase, place any bid or limit order that would effect a purchase of, or commence any tender offer relating to, any shares of Common Stock (or an equivalent interest, including a unit of beneficial interest in a trust or limited partnership or a depository share) or any security convertible into or exchangeable for shares of Common Stock during the period beginning on, and including, the Purchase Date and ending on, and including, the earlier of (i) the last scheduled Trading Day of the Averaging Period (without giving effect to any acceleration thereof) and (ii) if the last day of the Averaging Period has been accelerated, five days after the last day of the Averaging Period. During such time, any purchases of Common Stock (or any security convertible into or exchangeable for shares of Common Stock) by the Company shall be made through BAS, which is an affiliate of the Seller, pursuant to a letter substantially in the form of Appendix A hereto and subject to such conditions as the Seller shall reasonably impose, and shall be in compliance with Rule 10b-18 or otherwise in a manner that the Company and the Seller reasonably believe is in compliance with the requirements of applicable law (including, without limitation, Rule 10b-5, Regulation 13D-G and Regulation 14E under the Exchange Act); provided, that this Section 4 shall not apply to: (i) privately negotiated purchases of Common Stock (or any security convertible into or exchangeable for shares of Common Stock) by an affiliate or affiliated purchaser of the Company from another such affiliate or affiliated purchaser; (ii) purchases of Common Stock pursuant to exercises of stock options granted to affiliates or affiliated purchasers of the Company; (iii) purchases of Common Stock from holders of performance shares or units or restricted shares or units to satisfy tax withholding requirements in connection with vesting; (iv) the conversion by holders of convertible securities of the Company previously issued; or (v) the purchases of shares of Common Stock effected by or for a plan of the Company by an agent independent of the issuer that satisfy the requirements of Section 10b-18(a)(13)(ii), and provided further that for the avoidance of doubt, the receipt by affiliates or affiliated purchasers of the Company of grants under any Company equity incentive plan or retirement plan shall not constitute a purchase of Common Stock governed by Section 4.

     SECTION 5. Purchase Price Adjustment and Settlement.
     (a) After the expiration of the Averaging Period,
          (i) if the Settlement Amount is greater than zero, as an adjustment to the Purchase Price, the Company shall elect either for
     (A) the Seller to transfer to the Company, for no additional consideration, a number of shares of Common Stock equal to the sum of the Share Amounts for each of the Trading Days in the Valuation Period (the “Refund Shares”) in the manner provided in Section 5(b), or
     (B) the Seller to make a cash payment to the Company in immediately available funds in an amount equal to the Settlement Amount on the Settlement Day corresponding to the last Trading Day of the Averaging Period, and
          (ii) if the Settlement Amount is less than zero, as an adjustment to the Purchase Price, the Company shall elect to
     (A) transfer to the Seller, for no additional consideration, a number of shares of Common Stock, which will not be registered for resale, equal to the Restricted Share Amount (the “Restricted Payment Shares”) on the Settlement Day corresponding to the last Trading Day of the Averaging Period in the manner provided in Section 5(b), and any Make-Whole Payment Shares as provided in Section 5(c), or
     (B) make a cash payment to the Seller in immediately available funds in an amount equal to the absolute value of the Settlement Amount on the Settlement Day corresponding to the last Trading Day of the Averaging Period.
The Company shall give written notice to the Seller not later than the later of (i) three Trading Days prior to the then scheduled last Trading Day of the Averaging Period or (ii) the third Trading Day after receiving notice of acceleration of the Averaging Period from the Seller, of the Company’s election, if the Settlement Amount is greater than zero, for the Seller to deliver Refund Shares or make a cash payment or, if the Settlement Amount is less than zero, for the Company to deliver Payment Shares or to make a cash payment. Once made, such election will be irrevocable. If the Company fails to make such an election by the election deadline, the Company shall have been deemed to have elected to receive or deliver, as the case may be, a cash payment. If the Company elects to deliver Payment Shares pursuant to this Section 5(a)(ii), the Calculation Agent shall have the right to adjust the Settlement Amount to compensate the Seller for its cost of funds at the Federal Funds Rate during the Valuation Period.
     (b) Delivery of Refund Shares or Restricted Payment Shares shall be made as follows:
     (i) if Refund Shares are to be transferred to the Company, the Seller shall deliver the shares to the Company on the second Settlement Day following the last day of the Valuation Period, and
     (ii) if Restricted Payment Shares are to be transferred to the Seller, on the Settlement Day corresponding to the last Trading Day in the Averaging Period, the

Company shall deliver to the Seller a number of Restricted Payment Shares equal to the Restricted Share Amount, and the Company shall deliver any additional Make-Whole Payment Shares as provided in Section 5(c).
     (c) If Restricted Payment Shares are delivered in accordance with Section 5(b)(ii), on the last Trading Day of the Averaging Period a balance (the “Settlement Balance”) shall be established with an initial balance equal to the absolute value of the Settlement Amount. Following the delivery of Restricted Payment Shares or any Make-Whole Payment Shares, Seller shall sell all such Restricted Payment Shares or Make-Whole Payment Shares in a commercially reasonable manner. At the end of each Trading Day upon which sales have been made, the Settlement Balance shall be reduced by an amount equal to 95% of the aggregate proceeds received by Seller upon the sale of such Restricted Payment Shares or Make-Whole Payment Shares. If, on any Trading Day, all Restricted Payment Shares and Make-Whole Payment Shares have been sold and after giving effect thereto the Settlement Balance has not been reduced to zero, the Company shall (i) deliver to Seller or as directed by Seller on the Settlement Day corresponding to such Trading Day an additional number of Shares (the “Make-Whole Payment Shares”) equal to (x) the Settlement Balance as of such Trading Day divided by (y) the Restricted Share Value of the Make-Whole Payment Shares or (ii) promptly deliver to Seller cash in an amount equal to the then remaining Settlement Balance. This provision shall be applied successively until either the Settlement Balance is reduced to zero or the aggregate number of Restricted Payment Shares and Make-Whole Payment Shares equals the Maximum Deliverable Number. Seller shall not reduce the Settlement Balance below zero, and shall return to the Company any Restricted Payment Shares or Make-Whole Payment Shares that remain after the Settlement Balance has been reduced to zero.
     SECTION 6. Payment Shares.
     (a) The Company may only deliver Restricted Payment Shares pursuant to Section 5(a)(ii)(A) and Make-Whole Payment Shares pursuant to Section 5(c) subject to satisfaction of the following conditions:
     (i) all Restricted Payment Shares and Make-Whole Payment Shares shall be delivered to the Seller (or any affiliate of the Seller designated by the Seller) pursuant to the exemption from the registration requirements of the Securities Act provided by Section 4(2) thereof;
     (ii) BAS, the Seller and any potential purchaser of any such shares from the Seller (or any affiliate of the Seller designated by the Seller) identified by BAS or the Seller shall have been afforded a commercially reasonable opportunity to conduct a due diligence investigation with respect to the Company customary in scope for private placements of equity securities (including, without limitation, the right to have made available to them for inspection all financial and other records, pertinent corporate documents and other information reasonably requested by them); and
     (iii) an agreement (a “Private Placement Agreement”) shall have been entered into between the Company and the Seller (or any affiliate of the Seller designated by the Seller) in connection with the private placement of such shares by the Company to the Seller (or any such affiliate) and the private resale of such shares by the Seller (or any such affiliate), substantially similar to private placement purchase agreements customary for private placements of equity securities, in form and substance commercially reasonably satisfactory to the Seller, which Private Placement Agreement shall include, without limitation, provisions substantially similar to those contained in such private placement purchase agreements relating to the indemnification of, and contribution in connection with the liability of, the Seller and its affiliates, and shall provide for the payment by the Company of all reasonable out-of-pocket fees and expenses in connection with such resale, including all reasonable out-of-pocket fees and expenses of counsel for the Seller, and shall contain representations, warranties and agreements of the Company reasonably necessary or advisable to establish and maintain the availability of an exemption from the registration requirements of the Securities Act for such resales. For the avoidance of doubt, the Seller or an affiliate of the Seller designated by it will enter into a Private Placement Agreement with the Company on commercially reasonable terms.
If the Settlement Amount is less than zero and the Company has elected to deliver Restricted Payment Shares and any of the above conditions is not satisfied as of the last Trading Day of the Averaging Period and on each date when any Make-Whole Payment Shares are to be delivered, the Company shall, in lieu of delivery of the Restricted Payment Shares or such Make-Whole Payment Shares, as the case may be, make a cash payment to the Seller in immediately available funds in an amount equal to the absolute value of the Settlement Amount or the then remaining Settlement Balance, as the case may be, in either case on the second Settlement Day following the date when such delivery would have otherwise been required and shall reimburse the Seller for all reasonable out-of-pocket expenses it incurs in connection with the anticipated delivery of the Restricted Payment Shares or the Make-Whole Payment Shares, including, without limitation, the reasonable fees and expenses of outside counsel to the Seller incurred in connection thereof.
     (b) If the Company elects to deliver Restricted Payment Shares pursuant to Section 5(a)(ii)(A) above, the Company shall not take or cause to be taken any action that would make unavailable either (i) the exemption set forth in Section 4(2) of the Securities Act for the sale of any Restricted Payment Shares or Make-Whole Payment Shares by the Company to the Seller or (ii) an exemption from the registration requirements of the Securities Act reasonably acceptable to the Seller for resales of Restricted Payment Shares and Make-Whole Payment Shares by the Seller.
     (c) If the Settlement Amount is less than zero and the Company elects to deliver Restricted Payment Shares pursuant to Section 5(a)(ii)(A), then, if necessary, the Company shall use its commercially reasonable efforts to cause the number of authorized but unissued shares of Common Stock to be increased to an amount sufficient to permit the Company to fulfill its obligations under Section 5 above.
     (d) The Company expressly agrees and acknowledges that the Company has the ability to disclose all material information relating to the Company.
     (e) Notwithstanding the provisions of Section 5(a) above, if the Company has elected to deliver any Payment Shares hereunder, the Company shall not be required to deliver more than the Maximum Deliverable Number of shares of Common Stock as Payment Shares hereunder.
     SECTION 7. Adjustment of Terms.
     (a) In the event (i) of the bankruptcy, insolvency, reorganization or recapitalization of the Company, a Merger Event, Tender Offer, Potential Adjustment Event, the issuance of any securities convertible or exchangeable into shares of Common Stock, or the announcement of any of the foregoing, or (ii) the Seller determines, in its commercially reasonable discretion after using commercially reasonable efforts to borrow Common Stock from third parties, that it is unable to borrow Common Stock at a rebate rate greater than or equal to the Federal Funds Rate minus 50 basis points per annum, then, in each case, the terms of the transaction (including, without limitation, the number of Trading Days in the Averaging Period, any Daily Average Price and the

Settlement Amount) described herein shall be subject to adjustment by the Calculation Agent as appropriate under the circumstances; provided that no adjustment pursuant to this Section 7 shall eliminate any of the settlement methods available to the Company in Section 5.
     (b) Notwithstanding the authority provided to the Calculation Agent in subsection(a) of this Section 7, in the event of a corporate event (such as certain reorganizations, mergers, or other similar events) in which all holders of Common Stock may receive consideration other than the common equity securities of the continuing or surviving entity, the adjustments referred to in such subsection shall permit the Company to satisfy its settlement obligations hereunder by delivering the consideration received by holders of Common Stock upon such corporate event, in such proportions the Calculation Agent deems appropriate under the circumstances.
     SECTION 8. Governing Law; Waiver of Jury Trial.
     (a) THIS LETTER AGREEMENT SHALL BE GOVERNED BY THE LAW OF THE STATE OF NEW YORK. The parties hereto irrevocably submit to the non-exclusive jurisdiction of the Federal and state courts located in the Borough of Manhattan, in the City of New York in any suit or proceeding arising out of or relating to this Letter Agreement or the transactions contemplated hereby.
     (b) EACH PARTY HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHTS TO TRIAL BY JURY WITH RESPECT TO ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS LETTER AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY.
     SECTION 9. Assignment and Transfer.
     The rights and duties under this Letter Agreement may not be assigned or transferred by the Company or the Seller without the prior written consent of the other party, such consent not to be unreasonably withheld.
     SECTION 10. No Condition of Confidentiality.
     The Seller and the Company hereby acknowledge and agree that the Seller has authorized the Company to disclose this Letter Agreement and the transactions contemplated hereby to any and all persons, and there are no express or implied agreements, arrangements or understandings to the contrary, and the Seller hereby waives any and all claims to any proprietary rights with respect to this Letter Agreement and the transactions contemplated hereby, and authorizes the Company to use any information that the Company receives or has received with respect to this Letter Agreement and the transactions contemplated hereby in any manner.
     SECTION 11. Calculations.
     The Calculation Agent shall make all calculations and determinations in good faith, applying commercially reasonable standards, in respect of this Letter Agreement.
     SECTION 12. Representations, Warranties and Agreements of the Company.
     The Company represents and warrants to, and agrees with, the Seller as follows:
     (a) The Company acknowledges and agrees that it is not relying, and has not relied, upon the Seller or any affiliate of the Seller with respect to the legal, accounting, tax or other implications of this Letter Agreement and that it has conducted its own analyses of the legal, accounting, tax and other implications hereof. The Company further acknowledges and agrees that neither the Seller nor any affiliate of the Seller has acted as its advisor in any capacity in connection with this Letter Agreement or the transactions contemplated hereby. The Company is entering into this Letter Agreement with a full understanding of all of the terms and risks hereof (economic and otherwise), has adequate expertise in financial matters to evaluate those terms and risks and is capable of assuming (financially and otherwise) those risks.
     (b) The Company has all corporate power and authority to enter into this Letter Agreement and to consummate the transactions contemplated hereby. This Letter Agreement has been duly authorized and validly executed and delivered by the Company and constitutes a valid and legally binding obligation of the Company, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally and to general equitable principles.
     (c) If Payment Shares are delivered pursuant to Section 5(a)(ii), such Payment Shares, when delivered, shall have been duly authorized and shall be duly and validly issued, fully paid and nonassessable and free of preemptive or similar rights, and such delivery shall pass title thereto free and clear of any liens or encumbrances.
     (d) The Company is not entering into this Letter Agreement to facilitate a distribution of the Common Stock (or any security convertible into or exchangeable for Common Stock) or in connection with a future issuance of securities.
     (e) The Company is not entering into this Letter Agreement to create actual or apparent trading activity in the Common Stock (or any security convertible into or exchangeable for Common Stock) or to raise or depress or otherwise manipulate the price of the Common Stock (or any security convertible into or exchangeable for Common Stock).
     (f) The execution and delivery by the Company of, and the compliance by the Company with all of the provisions of, this Letter Agreement and the consummation of the transactions herein contemplated will not conflict with or result in a breach of any of the terms or provisions of, or constitute a default under, any indenture, mortgage, deed of trust, loan agreement or any other agreement or instrument to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries is bound or to which any of the property or assets of the Company or any of its subsidiaries is subject, nor will such action result in any violation of the provisions of the Certificate of Incorporation or By-laws or other constitutive documents of the Company or any statute or any order, rule or regulation of any court or governmental agency or body having jurisdiction over the Company or any of its subsidiaries or any of their respective properties.
     (g) On the Purchase Date and on each day to and including the final day of the Valuation Period (i) the assets of the Company at their fair valuation exceed the liabilities of the Company, including contingent liabilities, (ii) the capital of the Company is adequate to conduct the business of the Company and (iii) the Company has the ability to pay its debts and obligations as such debts mature and does not intend to, or does not believe that it will, incur debt beyond its ability to pay as such debts mature.
     (h) Except as contemplated by clause (i) below, no consent, approval, authorization, order, registration, qualification or filing of or with any court or governmental agency or body having jurisdiction over the Company or any of its subsidiaries or any of their respective properties is required for the execution and delivery by the Company of, and the compliance by the Company with all the terms of, this Letter Agreement or the consummation by the Company of the transactions contemplated hereby.

     (i) The Company has made, and shall use its best efforts during the Averaging Period and the Valuation Period (if any) to make, all filings, if any, required to be made by it with the Securities and Exchange Commission, any securities exchange or any other regulatory body with respect to the transactions contemplated hereby.
     (j) As of the date hereof and as of the date, if any, that the Company elects to transfer any Payment Shares to the Seller or for the Seller to transfer any Refund Shares to the Company, (i) none of the Company and its executive officers and directors is, or will be, as the case may be, aware of any material nonpublic information regarding the Company or the Common Stock and (ii) all reports and other documents filed by the Company with the Securities and Exchange Commission pursuant to the Exchange Act when considered as a whole (with the more recent such reports and documents deemed to amend inconsistent statements contained in any earlier such reports and documents), do not or will not, as the case may be, contain any untrue statement of a material fact or any omission of a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances in which they were made, not misleading.
     (k) The Company has publicly disclosed on May 1, 2007 its intention to institute a program for the acquisition of shares of Common Stock.
     (l) In the event that the Seller or the Calculation Agent or any of their affiliates becomes involved in any capacity in any action, proceeding or investigation brought by or against any person in connection with the transactions by the Company contemplated by this Letter Agreement, the Company shall reimburse the Seller or the Calculation Agent or such affiliate for its reasonable legal and other out-of-pocket expenses (including the cost of any investigation and preparation) incurred in connection therewith within 30 days of receipt of notice of such expenses, and shall indemnify and hold the Seller or the Calculation Agent or such affiliate harmless on an after-tax basis against any losses, claims, damages or liabilities to which the Seller or the Calculation Agent or such affiliate may become subject in connection with any such action, proceeding or investigation, except to the extent that any such expenses, losses, claims, damages or liabilities result from the negligence, willful misconduct, bad faith or breach by the Seller or the Calculation Agent of any of the representations, warranties, covenants or agreements hereunder. If for any reason the foregoing indemnification is unavailable to the Seller or the Calculation Agent or such affiliate or insufficient to hold it harmless, then the Company shall contribute to the amount paid or payable by the Seller or the Calculation Agent or such affiliate as a result of such losses, claims, damages or liabilities (i) in such proportion as is appropriate to reflect the relative benefits received by the Company on the one hand and the Seller or the Calculation Agent or such affiliate on the other hand in the matters contemplated by this Letter Agreement or (ii) if the allocation provided by clause (i) above is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits received by the Company on the one hand and the Seller or the Calculation Agent or such affiliate on the other hand in the matters contemplated by this Letter Agreement but also the relative fault of the Company and the Seller or the Calculation Agent or such affiliate with respect to such losses, claims, damages or liabilities and any other relevant equitable considerations. The relative benefits received by the Company, on the one hand, and the Seller or the Calculation Agent or such affiliate, on the other hand, shall be in the same proportion as the Purchase Price bears to any fees paid to Seller hereunder. The reimbursement, indemnity and contribution obligations of the Company under this Section 12(l) shall be in addition to any liability that the Company may otherwise have, shall extend upon the same terms and conditions to the partners, directors, officers, agents, employees and controlling persons (if any), as the case may be, of the Seller or the Calculation Agent and their affiliates and shall be binding upon and inure to the benefit of any successors, assigns, heirs and personal representatives of the Company, the Seller or the Calculation Agent, any such affiliate and any such person. The Company also agrees that neither the Seller, the Calculation Agent nor any of such affiliates, partners, directors, officers, agents, employees or controlling persons shall have any liability to the Company for or in connection with any matter referred to in this Letter Agreement except to the extent that any losses, claims, damages, liabilities or expenses incurred by the Company result from the gross negligence, willful misconduct or bad faith of the Seller or the Calculation Agent or a breach by the Seller or the Calculation Agent of any of its covenants or obligations hereunder. The foregoing provisions shall survive any termination or completion of this Letter Agreement.
     (m) For the avoidance of doubt, the parties agree that the commissions incorporated in the definitions of Share Amount and Restricted Share Value and in Section 5(c) above are commercially reasonable fees for BAS’s activities in connection with Settlement under Section 5.
     (n) The parties hereto agree and acknowledge that the Seller is a “financial institution,” “swap participant” and “financial participant” within the meaning of Sections 101(22), 101(53C) and 101(22A) of Title 11 of the United States Code (the “Bankruptcy Code”). The parties hereto further agree and acknowledge that (A) this Letter Agreement is (i) a “securities contract,” as such term is defined in Section 741(7) of the Bankruptcy Code, with respect to which each payment and delivery hereunder or in connection herewith is a “settlement payment” within the meaning of Sections 362 and 546 of the Bankruptcy Code and (ii) a “swap agreement,” as such term is defined in Section 101(53B) of the Bankruptcy Code, with respect to which each payment and delivery hereunder or in connection herewith is a “transfer” and a “payment or other transfer of property” within the meaning of Sections 362 and 546 of the Bankruptcy Code, and (B) the Seller is entitled to the protections afforded by, among other sections, Sections 362(b)(6), 362(b)(17), 362(o), 546(e), 546(g), 555, 560 and 561 of the Bankruptcy Code.
     (o) On each date on which the Company pays an ordinary cash dividend to holders of Common Stock for which the record date falls within the Averaging Period, the Company shall pay to the Seller, by wire transfer of immediately available U.S. dollars, an amount equal to the product of (i) $0.11 and (ii) the Seller’s Short Position for the third Trading Day immediately preceding the record date for such ordinary cash dividend.
     (p) The Company shall not, without the prior consent of the Seller, (i) increase the amount per share or frequency of its ordinary cash dividend on the Common Stock, or (ii) declare any dividend other than an ordinary cash dividend on the Common Stock, in either case that affects any dividend for which the ex-dividend date occurs from and including the date of this Letter Agreement through and including the last day of the Averaging Period.
     SECTION 13. Representations, Warranties and Agreements of the Seller.
     The Seller represents and warrants to, and agrees with, the Company as follows:
     (a) The Seller acknowledges and agrees that it is not relying, and has not relied, upon the Company or any affiliate of the Company with respect to the legal, accounting, tax or other implications of this Letter Agreement and that it has conducted its own analyses of the legal, accounting, tax and other implications hereof. The Seller further acknowledges and agrees that neither the Company nor any affiliate of the Company has acted as its advisor in any capacity in connection with this Letter Agreement or the transactions contemplated hereby. The Seller is entering into this Letter Agreement with a full understanding of all of the terms and risks hereof (economic and otherwise), has adequate expertise in financial matters to evaluate those terms and risks and is capable of assuming (financially and otherwise) those risks.
     (b) The Seller has all corporate power and authority to enter into this Letter Agreement and to consummate the transactions contemplated hereby. This Letter Agreement has been duly authorized and validly executed and delivered by the Seller and constitutes a valid and legally binding obligation of the Seller, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally and to general equitable principles.
     (c) The execution and delivery by the Seller of, and the compliance by the Seller with all of the provisions of, this Letter Agreement and the consummation of the transactions herein contemplated will not conflict with or result in a breach of any of the terms or provisions of, or constitute a default under, any indenture, mortgage, deed of trust, loan agreement or any other agreement or instrument to which the Seller or any of its subsidiaries is a party or by which the Seller or any of its subsidiaries is bound or to which any of the property or assets of the Seller or any of its subsidiaries is subject, nor will such action result in any violation of the provisions of the constitutive documents of the Seller or any statute or any order, rule or regulation of any court or governmental agency or body having jurisdiction over the Seller or any of its subsidiaries or any of their respective properties.
     (d) No consent, approval, authorization, order, registration, qualification or filing of or with any court or governmental agency or body having jurisdiction over the Seller or any of its subsidiaries or any of their respective properties is required for the execution and delivery by the Seller of, and the compliance by the Seller with all the terms of, this Letter Agreement or the consummation by the Seller of the transactions contemplated hereby.
     SECTION 14. Acknowledgments and Agreements With Respect To Hedging and Market Activity.
     (a) The Company acknowledges and agrees that:
     (i) During the Averaging Period and, if applicable, the Valuation Period, the Seller and its affiliates may buy or sell shares of Common Stock or other securities or buy or sell options or futures contracts or enter into swaps or other derivative securities in order to adjust its hedge position with respect to the transactions contemplated by this Letter Agreement;
     (ii) The Seller and its affiliates also may be active in the market for the Common Stock other than in connection with hedging activities in relation to the transactions contemplated by this Letter Agreement;
     (iii) The Seller shall make its own determination as to whether, when or in what manner any hedging or market activities in the Company’s securities shall be conducted and shall do so in a manner that it deems appropriate to hedge its price and market risk with respect to the Daily Average Price and Reported VWAP; and
     (iv) Any market activities of the Seller and its affiliates with respect to the Common Stock may affect the market price and volatility of the Common Stock, as well as the Daily Average Price and Reported VWAP, each in a manner that may be adverse to the Company.
     (b) Each of the Company and the Seller agrees that Non-Reliance as set forth in Section 13.1 of the ISDA Definitions, Agreements and Acknowledgments Regarding Hedging Activities as set forth in Section 13.2 of the ISDA Definitions and Additional Acknowledgments as set forth in Section 13.4 of the ISDA Definitions shall be deemed to be Applicable to the transactions contemplated by this Letter Agreement as if this Letter Agreement were a confirmation that was governed by, and incorporated, such Sections of the ISDA Definitions.

     SECTION 15. Notices.
     Unless otherwise specified, notices under this contract may be made by telephone, to be confirmed in writing to the address below. Changes to the notice information below must be made in writing.

(a)	If to the Company:

Harris Corporation
1025 West NASA Blvd
Melbourne, Florida 32919
Attn: Charles J. Greene
Telephone: (321) 727-9268
Facsimile: (321) 727-9648

with a copy to:

Harris Corporation
1025 West NASA Blvd
Melbourne, Florida 32919
Attn: Scott T. Mikuen, Esq.
Telephone: (321) 727-9125
Facsimile: (321) 727-9222

(b)	If to the Seller: Bank of America, N.A. c/o Banc of America Securities LLC 9 West 57th Street, 40th Floor New York, NY 10019 Attn: John Servidio Telephone: 212-847-6527 Facsimile: 212-230-8610
     SECTION 16. Designation of Affiliate for Transactions in Common Stock.
     The Seller may designate any of its affiliates (the “Designee”) to deliver or take delivery, as the case may be, and otherwise perform its obligations to deliver or take delivery of, as the case may be, any shares of Common Stock in respect of the transactions contemplated by this Letter Agreement, and the Designee may assume such obligations and the obligations of the Seller under this Letter Agreement with respect to such shares of Common Stock. Such designation shall not relieve the Seller of any of its obligations hereunder. Notwithstanding the previous sentence, if the Designee shall have performed the obligations of the Seller hereunder, then the Seller shall be discharged of its obligations to the Company to the extent of such performance. In addition, the parties acknowledge and agree that every time that the Seller is described in this Letter Agreement as buying, selling or otherwise transacting with third parties in the Common Stock, such buying, selling or transacting may be conducted by the Seller or one or more of its affiliates.
     SECTION 17. Equity Rights.
     The Seller acknowledges and agrees that this Letter Agreement is not intended to convey to it rights with respect to this transaction that are senior to the claims of common stockholders in the event of the Company’s bankruptcy. For the avoidance of doubt, the parties agree that the preceding sentence shall not apply at any time other than during the Company’s bankruptcy to any claim arising as a result of a breach by the Company of any of its obligations under this Letter Agreement. For the avoidance of doubt, the parties acknowledge that this Letter Agreement is not secured by any collateral that would otherwise secure the obligations of the Company herein under or pursuant to any other agreement.

     Please confirm your agreement to the foregoing by signing and returning to Jake Mendelsohn via facsimile at 415-835-2514 the enclosed duplicate of this Letter Agreement.

Very truly yours, BANK OF AMERICA, N.A.
By:	/s/ Christopher Hutmaker
	Name:	Christopher Hutmaker
	Title:	Principal

Acknowledged and agreed to as of
the date first above written,

HARRIS CORPORATION
By:	/s/ Charles J. Greene
	Name:	Charles J. Greene
	Title:	Vice President — Tax and Treasurer

APPENDIX A
[Date]
Harris Corporation
1025 West NASA Blvd
Melbourne, Florida 32919
          Re:       Enhanced Overnight Share Repurchase
Ladies and Gentlemen:
     Reference is made to the Enhanced Overnight Share Repurchase Letter Agreement between you and Bank of America, N.A. dated as of May 8, 2007 (the “Agreement”). Capitalized terms used without definition in this letter have the definitions assigned to them in the Agreement.
     In accordance with Section 4 of the Agreement, the Seller agrees that Company may purchase shares of Common Stock during the Averaging Period subject to the following procedures:
     (i) all such purchases will be made by Banc of America Securities LLC (“BAS”) in accordance with Rule 10b-18(b) or otherwise in a manner that Company and BAS believe is in compliance with applicable requirements;
     (ii) each purchase order Company places with BAS will be an all or nothing order to purchase a minimum of 10,000 shares;
     (iii) Company will pay to BAS a $0.025 per share commission for each share of Common Stock purchased; and
     (iv) Company agrees that, in purchasing shares of Common Stock, BAS may purchase shares of Common Stock for the account of the Seller, which is an affiliate of BAS, other than any single block of 10,000 or more shares of Common Stock, without your prior consent; you acknowledge that, because any orders you place pursuant to the above procedures will be all or nothing orders, other orders to purchase Common Stock (including orders placed by the Seller or BAS) may reduce the number of shares of Common Stock available for purchase and may therefore impact your ability to obtain execution of any such all or nothing orders.

     We may terminate this letter agreement upon the effectiveness of any change in applicable law or regulation that would cause the procedures set forth herein to impede our ability to execute appropriate trading transactions in relation to our obligations under the Agreement (including, without limitation, Section 3(a) of the Agreement) in a manner consistent with applicable law and regulation.
     Please indicate your agreement to, and acknowledgment of, the above by signing and returning to us a copy of this letter.

Very truly yours, BANC OF AMERICA SECURITIES LLC
By:	/s/
Name:
Title:

Acknowledged and agreed to as of
the date first above written,

HARRIS CORPORATION
By:	/s/
Name:
Title:

APPENDIX B
[Company Letterhead]
Bank of America, N.A.
c/o Banc of America Securities LLC
9 W. 57th Street
New York, New York 10019
Attn:
          Re:     Enhanced Overnight Share Repurchase
Ladies and Gentlemen:
     In connection with our entry into an Enhanced Overnight Share Repurchase Letter Agreement dated as of May 8, 2007 (the “Agreement”), we hereby represent that set forth below is the total number of shares of our common stock purchased by or for us or any of our affiliated purchasers in Rule 10b-18 purchases of blocks pursuant to the once-a-week block exception contained in Rule 10b-18(b)(4) (all defined in Rule 10b-18 under the Securities Exchange Act of 1934, as amended) during the four full calendar weeks immediately preceding the first day of the Averaging Period (as defined in the Agreement) and the week during which the first day of the Averaging Period occurs:

	Monday’s	Friday’s	Share
	Date	Date	Number
Week 4:	April 9, 2007	April 13, 2007	0
Week 3:	April 16, 2007	April 20, 2007	0
Week 2:	April 23, 2007	April 27, 2007	0
Week 1:	April 30, 2007	May 4, 2007	0
Current Week:	May 7, 2007	May 11, 2007	0
     We understand that you will use this information in calculating trading volume for purposes of Rule 10b-18.

Very truly yours, HARRIS CORPORATION
By:	/s/ John Draheim
	Name:	John Draheim
	Title:	Vice President Financial Services

ANNEX A
Dmitry Genkin
Sean Groenewald
François Lu
Soo-il Lee